Exhibit 99.1

              Ibis Technology Announces First Quarter 2005 Results

     DANVERS, Mass.--(BUSINESS WIRE)--April 27, 2005--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced its financial results for the first quarter ended March 31, 2005.
     Due to the fact that the company discontinued its wafer manufacturing business, as reported in July 2004, the recording of wafer sales in this quarter and wafer revenue in previous quarters are now being reported net of related costs as gain or loss from discontinued operations in the company's statements of operations. Financial information for this quarter and previously reported quarterly and year to date information has been so adjusted for comparative purposes.
     Total revenues for the first quarter of 2005 were $167,000, compared to $274,000 in the preceding quarter, and compared to total revenues of $208,000 in the first quarter of 2004.
     Net loss for the 2005 first quarter was $2.7 million, or $0.25 per share, including a gain of $42,000 from discontinued operations. Net loss for the preceding quarter was $2.4 million, or $0.22 per share, including a gain from discontinued operations of $202,000, or $0.02 per share. Net loss for the preceding quarter excluding the gain from discontinued operations was $2.6 million, or $0.24 per share. Net loss in the first quarter of 2004 was $3.5 million, or $0.33 per share, including a loss from discontinued operations of $1.4 million, or $0.13 per share. Net loss in the first quarter of 2004 excluding the loss from discontinued operations was $2.1 million, or $0.20 per share.
     Ibis Technology announced in a press release issued last week that Sumitomo Mitsubishi Silicon Corporation (SUMCO) had completed the factory acceptance process for the Ibis i2000 implanter ordered by SUMCO in January of 2005. This is the third i2000 implanter Ibis has sold, and the second to a leading silicon wafer manufacturer.
     Commenting on the results of the first quarter, Martin J. Reid, president and CEO of Ibis Technology Corporation, said, "We are continuing discussions with our customers to initiate new business and to better anticipate future demand. Both of our engineering groups are supporting this effort. Process engineering is focused on improvements to the SIMOX process, and equipment engineering is working to improve the value of our tools for our customers. We are also focused on attaining our budget projections and reducing costs where possible.
     "We are pleased that SUMCO completed the factory acceptance process for their tool this quarter. During the last several months, we have been working with SUMCO to develop process improvements that reduce the roughness of the SOI surface and insulator interface, and improve the throughput of the system. In addition, we are targeting additional improvements in both implanter throughput and product quality over the next several quarters. These advancements should help SUMCO achieve their goal of being able to deliver higher quality, more economical SOI wafers to the world's chipmakers.
     "We believe that it will be the silicon wafer manufacturers who leverage the cost efficiencies offered by SIMOX technology to supply the global semiconductor industry with quality, economical SOI wafers. We are dedicated to working with the wafer suppliers as strategic partners in this process."

     Corporate Outlook

     Commenting on the company's future outlook, Reid said, "We expect to ship the SUMCO system in the second quarter of this year. Final customer acceptance, which is based on meeting customer engineering requirements, is anticipated by year end. Based on currently available information and based on achieving planned improvements in implanter performance, we hope to receive another implanter order toward the end of 2005. In addition, we look forward to positive prospects for orders in 2006, once our technology improvement goals have been met. The SOI market is still in its early stages and the pace of SOI adoption is difficult to predict; therefore, forecasting implanter sales is extraordinarily difficult and there are no guarantees that these orders will be forthcoming."
     The company ended the first quarter of 2005 with approximately $5.6 million in cash and believes it will have sufficient cash on hand, including cash expected to be received from the SUMCO order announced in January 2005 to support operations at current levels through the first quarter of 2006. Shipment of this order is expected by the end of the second quarter of 2005, with revenue recognition and receipt of the final 20 percent of the purchase price based on final customer acceptance at the customer's facility in Japan by the end of this year. These expectations are based on current operating plans and the company's general sales outlook, each of which may change rapidly. The company intends to continue to invest in research, development and manufacturing capabilities. Changes in technology or sales growth beyond currently established capabilities may require further investment.

     Teleconference and Simultaneous Webcast

     Ibis will host a teleconference to discuss its first quarter results and outlook for the future on April 27, 2005 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 719-457-2693. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately one week.

     About Ibis Technology

     Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

     This release contains express or implied forward-looking statements regarding, among other things, (i) the expected shipment and on-site acceptance of the i2000 implanter ordered by SUMCO, (ii) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations,
(iii) the timing and likelihood of revenue recognition on that implanter, and
(iv) the timing of SUMCO's ramping to production quantities on the i2000 implanter (v) customer interest in and demand for, and market acceptance of, the company's SIMOX-SOI technology, (vi) the company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (vii) the company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (viii) the timing and likelihood of revenue recognition on orders for the company's implanters, (ix) the timing and impact of the company's decision to discontinue its wafer manufacturing and sales operation, (x) the company's plan to focus on supplying implanters to wafer manufacturers, (xi) the company's expectations regarding future orders for i2000 implanters, (xii) the adequacy of the company's cash resources for continuing and future operations, and (xiii) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the company's products, the company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which the i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the company's Securities and Exchange Commission filings from time to time, including but not limited to, the company's Annual Report on Form 10-K for the year ended December 31, 2004. All information set forth in this press release is as of April 27, 2005, and Ibis undertakes no duty to update this information unless required by law.


                     -- Financial Tables Follow --


                      Ibis Technology Corporation
                   Condensed Statement of Operations
                                                      Unaudited
                                                    Quarter Ended
                                                       March 31,
                                                  2004          2005
Contract and other revenue                      $90,000       $68,000
Equipment revenue                               118,000        99,000
                                             -----------   -----------
   Total revenue                                208,000       167,000
                                             -----------   -----------
Cost of contract and other revenue                7,000             0
Cost of equipment revenue                       327,000       300,000
                                             -----------   -----------
   Gross profit (loss)                         (126,000)     (133,000)
                                             -----------   -----------
General and administrative                      631,000       562,000
Marketing and sales                             341,000       390,000
Research and development                        985,000     1,683,000
                                             -----------   -----------
   Income (loss) from operations             (2,083,000)   (2,768,000)
Other income (expense)                            9,000        39,000
                                             -----------   -----------
Income (loss) from continuing operations     (2,074,000)   (2,729,000)
Gain (loss) from discontinued operations     (1,407,000)       42,000
                                             -----------   -----------
   Net income (loss)                        ($3,481,000)  ($2,687,000)
                                             -----------   -----------
Income (loss) from continuing
 operations per share:
   Basic                                         ($0.19)       ($0.25)
   Diluted                                       ($0.19)       ($0.25)
Weighted average number of shares used in
 income (loss) from continuing operations
 per share calculation:
   Basic                                     10,651,316    10,719,595
   Diluted                                   10,651,316    10,719,595
Net income (loss) per share:
   Basic                                         ($0.33)       ($0.25)
   Diluted                                       ($0.33)       ($0.25)
Weighted average number of shares used
 in net income (loss) per share calculation:
   Basic                                     10,651,316    10,719,595
   Diluted                                   10,651,316    10,719,595


           Condensed Balance Sheets
                                                Unaudited   Unaudited
                                              December 31,   March 31,
                                                     2004        2005
Assets
Current assets:
   Cash and cash equivalents                   $7,726,000   $5,588,000
   Accounts receivable                             35,000      131,000
   Unbilled revenue                                     0            0
   Inventories                                  5,625,000    5,672,000
   Other current assets                           761,000      688,000
   Assets held for sale                           131,000      131,000
                                              -----------  -----------
      Current assets                           14,278,000   12,210,000
Property and equipment                          6,325,000    5,970,000
      Other assets                              1,680,000    1,571,000
                                              -----------  -----------
      Total assets                            $22,283,000  $19,751,000
                                              ===========  ===========
Liabilities and Stockholders' Equity
Current liabilities:
   Capital lease obligation, current                   $0           $0
   Accounts payable                              $393,000      449,000
   Accrued Liabilities                          1,418,000    1,517,000
   Deferred revenue                                52,000       52,000
                                              -----------  -----------
      Current liabilities                       1,863,000    2,018,000
                                              -----------  -----------
Stockholders' equity                           20,420,000   17,733,000
                                              -----------  -----------
   Total liabilities and stockholders' equity $22,283,000  $19,751,000
                                              ===========  ===========


     CONTACT: Company Contact:
              Ibis Technology Corporation
              William J. Schmidt, 978-777-4247
              Chief Financial Officer
              or
              IR Agency Contact:
              Bill Monigle Associates
              Bill Monigle, 603-424-1184
              President